NSAR ITEM 77O

VK Tax Free High Income Fund
10f-3 Transactions

Under      Underwriting   Purchased From Amount of  % of    Date of
writing #                                Shares     Under-  Purchase
                                         Purchased  writing

1.         Cleveland Ohio Bear Stearns   5,075      5.48%   08/06/01
           Waterworks







Underwriting Participants for #1.

Bear Stearns
SBK Brooks Investment
MSDW
Salomon Smith Barney
M. R. Beal & Co.
UBS Painewebber